UNITED STATES OF AMERICA
DEPARTMENT OF THE TREASURY
COMPTROLLER OF THE CURRENCY

In the Matter of:	)	AA-EC-09-60
Pacific Coast National Bank	)
San Clemente, California	)

CONSENT ORDER

    WHEREAS, the Comptroller of the Currency of the United States of America (“Comptroller”), through his National Bank Examiner, has supervisory authority over Pacific Coast National Bank, San Clemente, California (“Bank”);
    WHEREAS, in the interests of cooperation, the Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a Stipulation and Consent to the Issuance of a Consent Order (“Stipulation and Consent”), dated August 18, 2009, that is accepted by the Comptroller;
    WHEREAS, by this Stipulation and Consent, which is incorporated by reference, the Bank, without admitting or denying any wrongdoing, has consented to the issuance of this Consent Order (“Order”) by the Comptroller; and
    NOW, THEREFORE, the Comptroller, acting by and through his designated representative and by virtue of the authority conferred by the Federal Deposit Insurance Act, as amended, 12 U.S.C. § 1818(b), HEREBY ORDERS THAT:

ARTICLE I

COMPLIANCE COMMITTEE

    (1)    Within ten (10) days, the Board shall appoint a Compliance Committee of at least three (3) directors, a majority of whom shall not be employees or controlling shareholders of the Bank or any of its affiliates (as the term "affiliate" is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the

Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Director for Special Supervision ("Director"). The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Order.
    (2)    The Compliance Committee shall meet at least monthly.
    (3)    Within thirty (30) days of the date of this Order and every thirty (30) days thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)	a description of the actions needed to achieve full compliance with each Article of this Order;
(b)	actions taken to comply with each Article of this Order; and
(c)	the results and status of those actions.

    (4)    The Board shall forward a copy of the Compliance Committee's report, with any additional comments by the Board, to the Director within ten (10) days of receiving such report.
    (5)    All reports or plans which the Bank or Board has agreed to submit to the Director pursuant to this Order shall be forwarded, by overnight mail or via email, to the following:

Director for Special Supervision Comptroller of the Currency 250 E Street, S.W. Mail Stop 6-4 Washington, DC 20219	with a copy to: San Diego Field Office Comptroller of the Currency 1925 Palomar Oaks Way, Suite 202 Carlsbad, CA 92008

    (6)    The Board shall ensure that the Bank has sufficient processes, personnel, and control systems to effectively implement and adhere to all provisions of this Order, and that Bank personnel have sufficient training and authority to execute their duties and responsibilities under this Order.

ARTICLE II

STRATEGIC PLAN

    (1)    Within ninety (90) days, the Board shall forward to the Director for his review, pursuant to paragraph (4) of this Article, a written Strategic Plan for the Bank that is acceptable to the Director, covering at least a three-year period. At the next Board meeting following receipt of the Director’s written determination of no supervisory objection, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the Strategic Plan. The Strategic Plan shall establish objectives for the Bank's overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of nonperforming assets, product line development, and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives, and shall, at a minimum, include:
(a)	a mission statement that forms the framework for the establishment of strategic goals and objectives;
(b)	a description of the Bank's targeted market(s) and an assessment of the current and projected risks and competitive factors in its identified target market(s);
(c)	the strategic goals and objectives to be accomplished;
(d)	specific actions to improve Bank earnings and accomplish the identified strategic goals and objectives;
(e)	identification of Bank personnel to be responsible and accountable for achieving each goal and objective of the Strategic Plan, including specific time frames;

(f)	a financial forecast, to include projections for major balance sheet and income statement accounts, targeted financial ratios, and growth projections over the period covered by the Strategic Plan;
(g)	a description of the assumptions used to determine financial projections and growth targets;
(h)
an identification and risk assessment of the Bank's present and planned future product lines (assets and liabilities) that will be utilized to accomplish the strategic goals and objectives established in the Strategic Plan, with the requirement that the risk assessment of new product lines must be completed prior to the offering of such product lines;

(i)	a description of control systems to mitigate risks associated with planned new products, growth, or any proposed changes in the Bank's markets;
(j)	an evaluation of the Bank's internal operations, staffing requirements, board and management information systems, and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives established in the Strategic Plan;
(k)	a management employment and succession program to promote the retention and continuity of capable management;
(l)	assigned responsibilities and accountability for the strategic planning process, new products, growth goals, and proposed changes in the Bank's operating environment; and
(m)	a description of systems to monitor the Bank's progress in meeting the Strategic Plan's goals and objectives.

    (2)    At least monthly, the Board shall review financial reports and earnings analyses prepared by the Bank that evaluate the Bank's performance against the goals and objectives established in the Strategic Plan, as well as the Bank’s written explanation of significant differences between actual and projected balance sheets, income statements, and expense accounts, including descriptions of extraordinary and/or nonrecurring items. Within ten (10) days of the completion of its review, the Board shall submit a copy of the reports to the Director.
    (3)    At least quarterly, the Board shall prepare a written evaluation of the Bank's performance against the Strategic Plan, based on the Bank’s monthly reports, analyses, and written explanations of any differences between actual performance and the Bank’s strategic goals and objectives, and shall include a description of the actions the Board will require the Bank to take to address any shortcomings, which shall be documented in the Board meeting minutes. Within ten (10) days of completing its evaluation, the Board shall submit a copy to the Director.
    (4)    Prior to adoption by the Board, a copy of the Strategic Plan, and any subsequent amendments or revisions, shall be forwarded to the Director for review and prior written determination of no supervisory objection. Upon receiving a written determination of no supervisory objection from the Director, the Board shall adopt and the Bank shall immediately implement and adhere to the Strategic Plan.
    (5)    The Bank may not initiate any action that deviates significantly from the Board-approved Strategic Plan without a written determination of no supervisory objection from the Director. The Board must give the Director advance, written notice of its intent to deviate significantly from the Strategic Plan, along with an assessment of the impact of such change on the Bank's condition, including a profitability analysis and an evaluation of the adequacy of the Bank's organizational structure, staffing, management information systems, internal controls, and written policies and procedures to identify, measure, monitor, and control the risks associated with the change in the Strategic Plan.
    (6)    For the purposes of this Article, changes that may constitute a significant deviation from the Strategic Plan include, but are not limited to, a change in the Bank's marketing strategies, marketing partners, underwriting practices and standards, credit administration, account management, collection strategies or operations, fee structure or pricing, accounting processes and practices, or funding strategy, any of which, alone or in aggregate, may have a material impact on the Bank's operations or financial performance; or any other changes in personnel, operations, or external factors that may have a material impact on the Bank's operations or financial performance. For purposes of this paragraph, “personnel” shall include the president, chief executive officer, chief operating officer, chief financial officer, chief credit officer, chief compliance officer, risk manager, auditor, member of the Bank's board of directors, or any other position subsequently identified in writing by the Director.

ARTICLE III

CAPITAL PLAN AND HIGHER MINIMUMS

    (1)    The Bank shall within ninety (90) days achieve and thereafter maintain the following minimum capital ratios (as defined in 12 C.F.R. Part 3)1:
(a)	Total capital at least equal to twelve percent (12%) of risk-weighted assets;
(b)	Tier 1 capital at least equal to nine percent (9%) of adjusted total assets.2
__________________________
1 The requirement in this Order to meet and maintain a specific capital level means that the Bank may not be deemed to be "well capitalized" for purposes of 12 U.S.C. § 1831o and 2 C.F.R. Part 6, pursuant to 12 C.F.R. § 6.4(b)(1)(iv).

2 Adjusted total assets is defined in 12 C.F.R. § 3.2(a) as the average total asset figure used for call report purposes minus end-of-quarter intangible assets.

    (2)    Within sixty (60) days, the Board shall forward to the Director for his review, pursuant to paragraph (4) of this Article, a written Capital Plan for the Bank, covering at least a three-year period. At the next Board meeting following receipt of the Director’s written determination of no supervisory objection, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the Capital Plan. The Capital Plan shall include:
(a)	specific plans for the achievement and maintenance of adequate capital, which may in no event be less than the requirements of paragraph (1) of this Article;
(b)	projections for growth and capital requirements, based upon a detailed analysis of the Bank's assets, liabilities, earnings, fixed assets, and off-balance sheet activities;
(c)	projections of the sources and timing of additional capital to meet the Bank's future needs, as set forth in the Strategic Plan;
(d)	identification of the primary sources from which the Bank will maintain an appropriate capital structure to meet the Bank's future needs, as set forth in the Strategic Plan;
(e)
specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Order and with 12 U.S.C. § 1831o, including the restrictions against brokered deposits in 12 C.F.R. § 337.6; and

(f)	contingency plans that identify alternative methods to strengthen capital, should the primary source(s) under paragraph (d) of this Article not be available.

    (3)    The Bank may pay a dividend or make a capital distribution only:

(a)	when the Bank is in compliance with its approved Capital Plan and would remain in compliance with its approved Capital Plan immediately following the payment of any dividend;
(b)	when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and
(c)	following the prior written determination of no supervisory objection by the Director.
    (4)    Prior to adoption by the Board, a copy of the Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection. Upon receiving a written determination of no supervisory objection from the Director, the Board shall adopt and the Bank shall immediately implement and adhere to the Capital Plan. The Board shall review and update the Bank's Capital Plan at least annually and more frequently if necessary or if requested by the Director. Revisions to the Bank’s Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection.
    (5)    If the Director determines, in his sole judgment, that the Bank has failed to submit an acceptable Capital Plan as required by paragraph (2) of this Article, or has failed to implement or adhere to a Capital Plan to which the Director has taken no supervisory objection pursuant to paragraph (4) of this Article; then within thirty (30) days of receiving written notice from the Director of such a determination, the Bank shall develop and shall submit to the Director for his review and prior written determination of no supervisory objection a Disposition Plan that shall detail the Board’s proposal to sell or merge the Bank, or liquidate the Bank under 12 U.S.C. § 181.
    (6)    In the event that the Disposition Plan submitted by the Bank’s Board outlines a sale or merger of the Bank, the Disposition Plan shall, at a minimum, address the steps that will be taken and the associated timeline to ensure that a definitive agreement for the sale or merger is executed not later than ninety (90) days after the receipt of the Director’s written determination of no supervisory objection to the Disposition Plan. If the Disposition Plan outlines a liquidation of the Bank, the Disposition Plan shall detail the actions and steps necessary to accomplish the liquidation in conformance with 12 U.S.C. §§ 181 and 182, and the dates by which each step of the liquidation shall be completed, including the date by which the Bank will terminate the national bank charter. In the event of liquidation, the Bank shall hold a shareholder vote, pursuant to 12 U.S.C. § 181, and commence liquidation within thirty (30) days of receiving the Director’s written determination of no supervisory objection to the Disposition Plan.
    (7)    After the Director has advised the Bank in writing that he does not take supervisory objection to the Disposition Plan, the Board shall immediately adopt and implement, and shall thereafter ensure adherence to, the terms of the Disposition Plan. Failure to submit a timely, acceptable Disposition Plan, or failure to implement and adhere to the Disposition Plan after the Board obtains a written determination of no supervisory objection from the Director, may be deemed a violation of this Order, in the exercise of the Director’s sole discretion.

ARTICLE IV

BOARD TO ENSURE COMPETENT MANAGEMENT

    (1)    The Board shall ensure that the Bank has competent management in place on a full-time basis in all executive officer positions to carry out the Board's policies; ensure compliance with this Order; ensure compliance with applicable laws, rules, and regulations; and manage the day-to-day operations of the Bank in a safe and sound manner.
    (2)    Within ninety (90) days, the Board shall prepare a written assessment of the capabilities of the Bank’s executive officers to perform present and anticipated duties, taking into account the findings contained in the Report of Examination, and factoring in the officer's past actual performance, experience, and qualifications, compared to their position description, duties and responsibilities, with particular emphasis on their proposed responsibilities to execute the Strategic Plan and correct the concerns raised in the Report of Examination. Upon completion, a copy of the written assessment shall be submitted to the Director.
    (3)    If the Board determines that an officer's performance, skills or abilities needs improvement, the Board will, within thirty (30) days following its determination, require the Bank to develop and implement a written program, with specific time frames, to improve the officer's performance, skills and abilities. Upon completion, a copy of the written program shall be submitted to the Director.
    (4)    If the Board determines that an officer will not continue in his/her position, the Board shall document the reasons for this decision in its assessment performed pursuant to paragraph (2) of this Article, and shall within sixty (60) days of such vacancy identify and provide notice to the Director, pursuant to paragraph (5) of this Article, of a qualified and capable candidate for the vacant position who shall be vested with sufficient executive authority to ensure the Bank's compliance with this Order and the safe and sound operation of functions within the scope of that position's responsibility.
    (5)    Prior to the appointment of any individual to an executive officer position, the Board shall submit to the Director written notice, as required by 12 C.F.R. § 5.51 and in accordance with the Comptroller's Licensing Manual. The Director shall have the power to disapprove the appointment of the proposed executive officer. However, the failure to exercise such veto power shall not constitute an approval or endorsement of the proposed officer. The requirement to submit information and the prior disapproval provisions of this Article are based upon the authority of 12 U.S.C. § 1818(b) and do not require the Comptroller or the Director to complete his review and act on any such information or authority within ninety (90) days.

    (6)    The Board shall perform, at least annually, a written performance appraisal for each Bank executive officer that establishes objectives by which the officer’s effectiveness will be measured, evaluates performance according to the position's description and responsibilities, and assesses accountability for action plans to remedy issues raised in Reports of Examination or audit reports. Upon completion, copies of the performance appraisals shall be submitted to the Director. The Board shall ensure that the Bank addresses any identified deficiencies in a manner consistent with paragraphs (3) and (4) of this Article.

ARTICLE V

LOAN PORTFOLIO MANAGEMENT

    (1)    Within ninety (90) days, Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to a written credit policy to improve the Bank's loan portfolio management. The credit policy shall include (but not be limited to):
(a)
a description of the types of credit information required from borrowers and guarantors, including (but not limited to) annual audited statements, interim financial statements, personal financial statements, and tax returns with supporting schedules;

(b)
procedures that require any extension of credit (new, maturity extension, or renewal) is made only after obtaining and validating current credit information about the borrower and any guarantor sufficient to fully assess and analyze the borrower’s and guarantor’s cash flow, debt service requirements, contingent liabilities, and global liquidity condition, and only after the credit officer prepares a documented credit analysis;

(c)
procedures that require any extension of credit (new, maturity extension, or renewal) is made only after obtaining and documenting the current valuation of any supporting collateral, perfecting and verifying the Bank’s lien position, and that reasonable limits are established on credit advances against collateral, based on a consideration of (but not limited to) a realistic assessment of the value of collateral, the ratio of loan to value, and overall debt service requirements;

(d)	procedures to ensure that loans made for the purpose of constructing or developing real estate include (but are not limited to) requirements to:

(i)	obtain and evaluate detailed project plans; detailed project budget; time frames for project completion; detailed market analysis; and sales projections, including projected absorption rates;
(ii)	conduct stress testing of significant project and lending; and
(iii)	obtain current documentation sufficient to support a detailed analysis of the financial condition of borrowers and significant guarantors.

(e)	a requirement that borrowers and/or guarantors maintain any collateral margins established in the credit approval process;
(f)	procedures that prohibit the capitalization of accrued interest on any loan renewal or extension;
(g)	procedures that prohibit, on any loan renewal, extension or modification, the establishment of a new interest reserve using the proceeds of any Bank loan to the same borrower or guarantor;

(h)
procedures to ensure that all exceptions to the credit policy shall be clearly documented on the loan offering sheet, problem loan report, and other MIS; and approved by the Board or a committee thereof before the loan is funded or renewed;

(i)	credit risk rating definitions consistent with applicable regulatory guidance;
(j)	procedures for early problem loan identification, to ensure that credits are accurately risk rated at least monthly; and
(k)
prudent lending and approval limits for lending officers that are commensurate with their experience and qualifications, and that prohibit combining individual lending officers’ lending authority to increase limits.

    (2)    The Board shall ensure that Bank personnel performing credit analyses are adequately trained in cash flow analysis, particularly analysis using information from tax returns, and that processes are in place to ensure that additional training is provided as needed.
    (3)    Within sixty (60) days the Board shall establish a written performance appraisal and salary administration process for loan officers that adequately considers performance relative to job descriptions, policy compliance, documentation standards, accuracy in credit grading, and other loan administration matters.
ARTICLE VI
CONSTRUCTION LOAN UNDERWRITING STANDARDS
    (1)    Within ninety (90) days, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to a written program to improve its construction loan underwriting standards. The program shall include, but not be limited to, procedures to ensure that:

(a)	market feasibility analyses are performed on construction projects;
(b)	cash flow analyses are performed on construction loan borrowers;
(c)	minimum borrower’s hard equity investment in projects is established;
(d)	current rental and sales information is maintained in all construction projects;
(e)	periodic independent written inspections are performed on all construction projects; and
(f)	invoices are presented for construction loan draw requests and that construction loan draws are commensurate with the progress made toward completion of the project.
    (2)    Within sixty (60) days, the Board shall establish procedures for ongoing monitoring of the progress of each construction and development project, and, at a minimum, shall establish a development and construction status report, to include:
(a)	comparison of actual costs to original budget projections;
(b)	comparison of actual sales activity to original projections;
(c)	assessment of current market conditions; and
(d)	identification of significant risks or potential problems.
(e)	Upon completion, the Board shall submit a copy of the program to the Director for review.

ARTICLE VII
CONCENTRATIONS OF CREDIT
    (1)    Within sixty (60) days, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to a written commercial real estate (“CRE”) and construction & development (“C&D) concentration management program (including appropriate revisions to policies and procedures), designed to manage the risk in the Bank's CRE and C&D loan portfolios in accordance with the guidelines in OCC Bulletin 2006-46, “Concentration in Commercial Real Estate Lending, Sound Risk Management Practices” (December 6, 2006), and “Commercial Real Estate and Construction Lending,” Booklet A-CRE of the Comptroller's Handbook. The program shall include (but not be limited to) the following:
(a)
policy guidelines and an overall CRE and C&D lending strategy, addressing the level and nature of CRE and C&D exposures acceptable to the institution and setting concentration limits, including limits on commitments to individual borrowers and appropriate sub-limits (for example, by property types);

(b)	procedures and controls to monitor compliance with the Bank’s lending policies and the Strategic Plan;
(c)
procedures to identify and quantify the nature and level of risk presented by CRE and C&D concentrations, including review of reports describing changes in conditions in the Bank’s CRE and C&D markets;

(d)
procedures to periodically review and revise, as appropriate, CRE and C&D risk exposure limits and sub-limits to conform to any changes in the institution’s strategies and to respond to changes in market conditions;

(e)	periodic portfolio-level stress tests or sensitivity analysis to quantify the impact of changing economic conditions on asset quality, earnings, and capital;
(f)	ongoing market analyses for the various property types and geographic markets represented in its portfolio;

(g)	appropriate strategies for managing CRE and C&D concentration levels, including a contingency plan to reduce or mitigate concentrations in the event of adverse CRE or C&D market conditions; and
(h)	periodic reports to the Board, to include the following, as appropriate:

(i)	a summary of concentration levels, by type and subtype;
(ii)	a synopsis of the Bank’s market analysis;
(iii)	a discussion of recommended strategy (for example, revise limits or change underwriting criteria) when concentrations approach or exceed Board-approved limits;
(iv)
a synopsis of changes in risk levels by concentration type and subtype, with discussion of recommended changes in credit administration procedures (for example, underwriting practices, risk rating, monitoring, and training).

    (2)    The Board shall forward a copy of the program required in paragraph (1) above, and any concentration reports, studies, or analyses to the Director.
ARTICLE VIII
LOAN REVIEW
    (1)    Within sixty (60) days, the Board shall establish an effective, independent, and on-going loan review program to review, at least quarterly, the Bank's loan and lease portfolios, to assure the timely identification and categorization of problem credits. The program shall provide for a written report to be filed with the Board promptly after each review and shall employ a loan and lease rating system consistent with the guidelines set forth in “Rating Credit Risk” and “Allowance for Loan and Lease Losses,” booklets A-RCR and A-ALLL, respectively, of the Comptroller’s Handbook. Such reports shall include, at a minimum:

(a)	conclusions regarding the overall quality of the loan and lease portfolios;
(b)	the identification, type, rating, and amount of problem loans and leases;
(c)	the identification and amount of delinquent loans and leases;
(d)	credit and collateral documentation exceptions;
(e)	loans meeting the criteria for nonaccrual status;
(f)	the identity of the loan officer of each loan reported in accordance with subparagraphs (b) through (e);
(g)	the identification and status of credit-related violations of law, rule, or regulation;
(h)	concentrations of credit;
(i)	loans and leases to the directors, executive officers, and principal shareholders of the Bank and to their related interests; and
(j)	loans and leases in nonconformance with the Bank's lending and leasing policies, and exceptions to the Bank’s lending and leasing policies.
    (2) The Board shall evaluate the loan and lease review report(s) and shall ensure that immediate, adequate, and continuing remedial action, as appropriate, is taken upon all findings noted in the report(s), and documentation of the action taken by the Bank to collect or strengthen assets identified as problem credits, shall be preserved in the Bank.
ARTICLE IX
ALLOWANCE FOR LOAN AND LEASE LOSSES
    (1) The Board shall immediately require and the Bank shall implement and thereafter adhere to a program for the maintenance of an adequate Allowance for Loan and Lease Losses ("ALLL"). The program shall be consistent with the comments on maintaining a proper ALLL found in the Interagency Policy Statement on the ALLL contained in OCC Bulletin 2006-47

(December 13, 2006) and with "Allowance for Loan and Lease Losses," booklet A-ALLL of the Comptroller's Handbook, and shall incorporate the following:
(a)	internal risk ratings of loans;
(b)	results of the Bank's independent loan review;
(c)
criteria for determining which loans will be reviewed under Financial Accounting Standard ("FAS") 114, how impairment will be determined, and procedures to ensure that the analysis of loans complies with FAS 114 requirements;

(d)	criteria for determining FAS 5 loan pools and an analysis of those loan pools;
(e)	recognition of non-accrual loans in conformance with generally accepted accounting principles (“GAAP”) and regulatory guidance;
(f)	loan loss experience;
(g)	trends of delinquent and non-accrual loans;
(h)	concentrations of credit in the Bank; and
(i)	present and projected economic and market conditions.

    (2)    The program shall provide for a review of the ALLL by the Board at least once each calendar quarter. Any deficiency in the ALLL shall be remedied in the quarter it is discovered, prior to filing the Consolidated Reports of Condition and Income, by additional provisions from earnings. Written documentation shall be maintained of the factors considered and conclusions reached by the Board in determining the adequacy of the ALLL and made available for review by National Bank Examiners.
    (3)    A copy of the Board's ALLL program, and any subsequent revisions to the program, shall be submitted to the Director for review.

ARTICLE XI

CRITICIZED ASSETS

    (1)    Within sixty (60) days, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to a written program designed to protect the Bank's interest in those assets criticized in the most recent Report of Examination (“ROE”), in any subsequent ROE, by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination as “doubtful,” “substandard,” or “special mention.” The program shall include the development of Criticized Asset Reports (“CARs”) identifying all credit relationships and other assets totaling in aggregate one hundred thousand dollars ($100,000) or more, criticized as "doubtful," "substandard," or "special mention." The CARs must be updated and submitted to the Board and the Directors monthly. Each CAR shall cover an entire credit relationship and include, at a minimum, analysis and documentation of the following:
(a)	the origination date and any renewal or extension dates, amount, purpose of the loan, and the originating and current loan officer(s);
(b)	the expected primary and secondary sources of repayment, and an analysis of the adequacy of the repayment source;
(c)
the appraised value of supporting collateral and the position of the Bank's lien on such collateral, where applicable, as well as other necessary documentation to support the current collateral valuation;

(d)	an analysis of current and complete credit information, including cash flow analysis where loans are to be repaid from operations;
(e)	results of any FAS 114 impairment analysis;

(f)	significant developments, including a discussion of changes since the prior CAR, if any; and
(g)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment, including an appropriate exit strategy.
    (2)    The Bank may not extend credit, directly or indirectly, including renewals, extensions, or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in any ROE, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination, unless and until each of the following conditions is met:
(a)
the Board, or a designated committee thereof, finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending, or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank. A copy of the findings and approval of the Board or designated committee shall be maintained in the credit file of the affected borrower and made available for review by National Bank Examiners;

(b)
the Bank performs a written credit and collateral analysis as required by paragraph (1)(d) of this Article and, if necessary, the proposed action referred to in paragraph (1)(g) of this Article is revised, as appropriate; and

(c)	the Board's formal plan to collect or strengthen the criticized asset will not be compromised by the extension of additional credit.

ARTICLE XI

EXTERNAL AUDIT

    (1)    Within sixty (60) days, and annually thereafter, the Board shall submit the name and qualifications of the proposed CPA firm and the proposed terms of employment (including the proposed engagement letter and any amendments thereto) to the Director for review. The engagement letter shall require, at a minimum, that the audit report shall render an opinion on the Bank's Statement of Condition (“Balance Sheet”) and its Income Statement.
ARTICLE XII
INTERNAL AUDIT
    (1)    Within ninety (90) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to an independent, internal audit program sufficient to:

(a)	detect irregularities and weak practices in the Bank's operations;
(b)	determine the Bank's level of compliance with all applicable laws, rules and regulations;
(c)	assess and report the effectiveness of policies, procedures, controls, and management oversight relating to accounting and financial reporting;
(d)
evaluate the Bank's adherence to established policies and procedures, with particular emphasis directed to the Bank's adherence to its loan policies concerning underwriting standards and problem loan identification and classification; and

(e)	establish an annual audit plan using a risk based approach sufficient to achieve these objectives.

    (2)    As part of this audit program, the Board shall evaluate the audit reports of any party providing services to the Bank, and shall assess the impact on the Bank of any audit deficiencies cited in such reports.
    (3)    The Board shall ensure that the audit function is supported by an adequately staffed department or outside firm, with respect to both the experience level and number of the individuals employed.
    (4)    The Board shall ensure that the audit program is independent. The persons responsible for implementing the internal audit program described above shall report directly to the Board, which shall have the sole power to direct their activities. All reports prepared by the audit staff shall be filed directly with the Board and not through any intervening party.
    (5)    All audit reports shall be in writing. The Board shall ensure that immediate actions are undertaken to remedy deficiencies cited in audit reports, and that auditors maintain a written record describing those actions.
    (6)    The audit staff shall have access to any records necessary for the proper conduct of its activities. National bank examiners shall have access to all reports and work papers of the audit staff and any other parties working on its behalf.
    (7)    If the Board becomes aware of one or more “material weaknesses” in the “internal control structure and procedures for financial reporting,” and if the weaknesses are not corrected within the quarter identified, the Board must notify the management of the Bank Holding Company of the existence of the “material weaknesses.” For purposes of this Article, “material weaknesses” and “internal control structure and procedures for financial reporting,” have the same meaning as the terms are used in Section 404 of the Sarbanes-Oxley Act of 2002 and Statement on Auditing Standards No. 60 (“SAS 60”), respectively.

    (8)    Upon adoption, a copy of the internal audit program shall be promptly submitted to the Director for review.
ARTICLE XIII
LIQUIDITY RISK MANAGEMENT PROGRAM
    (1)    Within sixty (60) days, the Board shall revise and maintain a comprehensive liquidity risk management program which assesses, on an ongoing basis, the Bank's current and projected funding needs, and ensures that sufficient funds or access to funds exist to meet those needs. Such a program must include effective methods to achieve and maintain sufficient liquidity and to measure and monitor liquidity risk, to include at a minimum:
(a)	strategies to maintain sufficient liquidity at reasonable costs including, but not limited to, the following:

(i)	better diversification of funding sources, reducing reliance on high cost providers;
(ii)	reducing rollover risk;
(iii)
increasing liquidity through such actions as obtaining additional capital, placing limits on asset growth, aggressive collection of problem loans and recovery of charged-off assets, and asset sales; and

(iv)	monitoring the projected impact on reputation, economic and credit conditions in the Bank's market(s).

(b)	The preparation of liquidity reports which shall be reviewed by the Board on at least a monthly basis, to include, at a minimum, the following:

(i)	a certificate of deposit maturity schedule, including separate line items for brokered deposits and uninsured deposits, depicting maturities on a weekly basis for the next two months and monthly for the following four months, which schedule shall be updated at least weekly;
(ii)
a schedule of all funding obligations, including money market accounts, unfunded loan commitments, outstanding lines of credit and outstanding letters of credit, showing the obligations that can be drawn immediately, and on a weekly basis for the next two months and monthly for the following four months, which schedule shall be prepared and updated at least weekly;

(iii)
a listing of funding sources, prepared and updated on a weekly basis for the next two months and monthly for the following four months, including federal funds sold; unpledged assets and assets available for sale; and borrowing lines by lender, including original amount, remaining availability, type and book value of collateral pledged, terms, and maturity date, if applicable.

(iv)
a monthly sources and uses of funds report for a minimum period of six months, updated monthly, which reflects known and projected changes in asset and liability accounts, and the assumptions used in developing the projections. Such reports shall include, at a minimum:

1.	the funding obligations and sources required by (b) and (c) of this paragraph;

2.	projected additional funding sources, including loan payments, loan sales/participations, or deposit increases; and
3.
projected additional funding requirements from a reduction in deposit accounts including uninsured and brokered deposits, inability to acquire federal funds purchased, or availability limitations or reductions associated with borrowing relationships.

(c)
A contingency funding plan that, on a monthly basis, forecasts funding needs, and funding sources under different stress scenarios which represent management's best estimate of balance sheet changes that may result from a liquidity or credit event. The contingency funding plan shall include:

(i)
specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Order and 12 U.S.C. §1831o, including the restrictions against brokered deposits in 12 C.F.R. §337.6 (which plans may be subject to revision as may be appropriate upon the adoption, if any, of currently-proposed changes to 12 C.F.R.3 37.6);

(ii)
the preparation of reports which identify and quantify all sources of funding and funding obligations under best case and worst case scenarios, including asset funding, liability funding and off-balance sheet funding; and

(iii)	procedures which ensure that the Bank's contingency funding practices are consistent with the Board's guidance and risk tolerances.
    (2)    The Board shall submit a copy of the comprehensive liquidity risk management program, along with the reports required by this Article, to the Director for review.
ARTICLE XIV
ADMINISTRATIVE APPEALS AND EXTENSIONS OF TIME
    (1)    If the Bank requires an extension of any timeframe within this Order, the Board shall submit a written request to the Director asking for relief. Any written requests submitted pursuant to this Article shall include a statement setting forth in detail the special circumstances that prevent the Bank from complying with a provision and that require an extension of a timeframe within this Order.
    (2)    All such requests shall be accompanied by relevant supporting documentation, and any other facts upon which the Bank relies. The Director's decision concerning a request is final and not subject to further review.
ARTICLE XV
CLOSING
    (1)    Although the Bank is required to submit certain proposed actions and programs for the review or prior written determination of no supervisory objection of the Director, the Board has the ultimate responsibility for proper and sound management of the Bank and the completeness and accuracy of the Bank’s books and records.
    (2)    It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United

States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.
    (3)    Except as otherwise expressly provided herein, any time limitations imposed by this Order shall begin to run from the effective date of this Order.
    (4)    The provisions of this Order are effective upon issuance of this Order by the Comptroller, through his authorized representative whose signature appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.
    (5)    In each instance in this Order in which the Bank or the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:
(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Order;
(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Order;
(c)	follow up on any non-compliance with such actions in a timely and appropriate manner; and
(d)	require corrective action be taken in a timely manner of any non-compliance with such actions.
    (6)    This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818(b), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.

    (7)    The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements, or prior arrangements between the parties, whether oral or written.

IT IS SO ORDERED, this 18th day of August, 2009.

/s/ Ronald G. Schneck
Ronald G. Schneck
Director
Special Supervision Division